The Tax-Exempt Bond Fund of America
January 31, 2018
Because the electronic format for filing Form N-SAR does not provide adequate space for responding to
Items 72DD1 and 72DD2, 73A1 and 73A2, 74U1 and74U2, and 74V1 and 74V2,
complete answers are as follows:
Item 72DD1 and 72DD2
Total income dividends for which record date passed during the period
Share Class	Total Income Dividends (000's omitted)
Class A	$149,500
Class B	$-
Class C	$5,186
Class T*	$-
Class F-1	$6,450
Class F-2	$31,436
Class F-3	$29,846
Total	$222,418
Class R-6	$6,911
Total	$6,911
Item 73 A1 and 73A2
Distributions per share for which record date passed during the period
Share Class	Dividends from Net Investment Income
Class A	$0.1956
Class B	$-
Class C	$0.1437
Class T	$0.2100
Class F-1	$0.1874
Class F-2	$0.2043
Class F-3	$0.2114
Class R-6	$0.2116
Item 74U1 and 74U2
Number of shares outstanding
Share Class	Shares Outstanding (000's omitted)
Class A	785,487
Class B	-
Class C	35,986
Class T	1
Class F-1	33,741
Class F-2	150,412
Class F-3	352,308
Total	1,357,935
Class R-6	38,432
Total	38,432
Item 74V1 and 74V2
Net asset value per share (to nearest cent)
Share Class	Net Asset Value Per Share
Class A	$12.87
Class B	$-
Class C	$12.87
Class T	$12.87
Class F-1	$12.87
Class F-2	$12.87
Class F-3	$12.87
Class R-6	$12.87
* Amount less than one thousand.